Exhibit 4.2

THESE WARRANTS AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THESE WARRANTS AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT UNDER SUCH ACT AND SUCH LAWS WITH RESPECT TO THESE WARRANTS AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT CERTIFICATE NO.H-01	23,978 COMMON STOCK WARRANTS

USA TECHNOLOGIES, INC.

COMMON STOCK WARRANTS

(These Warrants will be void if not exercised

by the Termination Date specified below.)

1. Warrants. Subject to the terms and conditions hereof, this certifies that HERITAGE BANK OF COMMERCE, or any subsequent holder hereof (the “Holder”), is the owner of 23,978 warrants (the "Warrants") of USA Technologies, Inc., a Pennsylvania corporation (the "Company"). Each Warrant entitles the Holder to purchase from the Company at any time prior to 5:00 p.m. on March 29, 2021 (the "Termination Date"), one fully paid and non-assessable share of the Company's common stock, without par value (the "Common Stock"), subject to adjustment as provided in Section 6 hereof.

2. Warrant Price. The Warrants shall be exercised by delivery to the Company (prior to the Termination Date) of the Warrant price for each share of Common Stock being purchased hereunder (the "Warrant Price"), this Certificate, and the completed Election To Purchase Form which is attached hereto. The Warrant Price shall be $5.00 per share of Common Stock. The Warrant Price shall be subject to adjustment as provided in Section 6 hereof. The Warrant Price is payable either in cash or by certified check, bank draft or wire transfer of immediately available funds to the order of the Company.

In lieu of purchasing the shares of Common Stock as set forth above, Holder may from time to time elect to receive upon exercise the “net number” of shares of Common Stock determined according to the following formula:

Net Number =	(A x B) – (A x C)
B

A = The total number of Warrants then being exercised.

B = The average VWAP for the 30 trading days immediately prior to the date of exercise of the Warrants.

C = The Warrant Price

For purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

“VWAP” means the daily dollar volume-weighted average price for a share of Common Stock during the period beginning at 9:30:00 a.m. New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg Financial Markets through its “Historical Price Table Screen “HP” with “Market Weighted Ave” function selected, or, if no such dollar volume-weighted average price is reported by Bloomberg Financial Markets, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Inc. (formerly Pink Sheets LLC).

“Primary Market” means any of (a) the American Stock Exchange, (b) New York Stock Exchange, (c) Nasdaq Global Select Market, (d) the Nasdaq Global Market or (e) the Nasdaq Capital Market.

“Trading Day” means a day on which the shares of Common Stock are quoted on the OTCBB or quoted or traded on such Primary Market on which the shares of Common Stock are then quoted or listed, provided, that in the event the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

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3. Exercise. Holder may exercise this Warrant at any time prior to the Termination Date for up to the number of Shares set forth above by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached hereto as Appendix A to the principal office of the Company, and payment of the Warrant Price as aforesaid. Promptly after Holder exercises this Warrant, the Company shall deliver to Holder a certificate for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

4. Termination Date. All of the Warrants must be exercised in accordance with the terms hereof prior to the Termination Date. At and after the Termination Date any and all unexercised rights hereunder shall become null and void and all such unexercised Warrants shall without any action on behalf of the Company become null and void.

5. Lost, Mutilated Certificate. In case this Common Stock Warrant Certificate shall become mutilated, lost, stolen or destroyed, the Company shall issue in exchange and substitution for and upon cancellation of the mutilated certificate, or in lieu of and in substitution for the lost, stolen, or destroyed Certificate, a new Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such certificate and indemnity, if requested, also satisfactory to the Company.

6. Adjustments. Subject and pursuant to the provisions of this Section 6, the Warrant Price and number of shares of Common Stock subject to the Warrants shall be subject to adjustment from time to time only as set forth hereinafter:

a. In case the Company shall declare a Common Stock dividend on the Common Stock, then the Warrant Price shall be proportionately decreased as of the close of business on the date of record of said Common Stock dividend in proportion to such increase of outstanding shares of Common Stock.

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b. If the Company shall at any time subdivide its outstanding Common Stock by recapitalization, reclassification or split-up thereof, the Warrant Price immediately prior to such subdivision shall be proportionately decreased, and, if the Company shall at any time combine the outstanding shares of Common Stock by recapitalization, reclassification, or combination thereof, the Warrant Price immediately prior to such combination shall be proportionately increased. Any such adjustment to the Warrant Price shall become effective at the close of business on the record date for such subdivision or combination. The Warrant Price shall be proportionately increased or decreased, as the case may be, in proportion to such increase or decrease, as the case may be, of outstanding shares of Common Stock.

c. Upon any adjustment of the Warrant Price as hereinabove provided, the number of shares of Common Stock issuable upon exercise of the Warrants remaining unexercised immediately prior to any such adjustment, shall be changed to the number of shares determined by dividing (i) the appropriate Warrant Price payable for the purchase of all shares of Common Stock issuable upon exercise of all of the Warrants remaining unexercised immediately prior to such adjustment by (ii) the Warrant Price per share of Common Stock in effect immediately after such adjustment. Pursuant to this formula, the total sum payable to the Company upon the exercise of the Warrants remaining unexercised immediately prior to such adjustment shall remain constant.

d.          (i)     If any capital reorganization or reclassification of the capital stock of the Company, or any Change of Control (as defined in sub-section (iii) hereafter), shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash, property, or assets with respect to or in exchange for Common Stock, and provided no election is made by the Board of Directors of the Company pursuant to subsection (ii) hereof (applicable to a Business Combination as defined below), then, as a condition of such reorganization, reclassification, or Change of Control, the Company or such successor or purchasing corporation, person, or entity, as the case may be, shall agree that the Holder shall have the right thereafter and until the Termination Date to exercise such Warrants for the kind and amount of stock, securities, cash, property, or assets receivable upon such reorganization, reclassification, or Change of Control by a holder of the number of shares of Common Stock for the purchase of which such Warrants might have been exercised immediately prior to such reorganization, reclassification, or Change of Control, subject to such subsequent adjustments which shall be equivalent or nearly equivalent as may be practicable to the adjustments provided for in this Section 6.

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(ii)    Notwithstanding subsection (i) hereof and in lieu thereof, the Board of Directors of the Company may elect by written notice to the Holder, to require such Holder to exercise all of the Warrants remaining unexercised prior to any Business Combination (as defined in subparagraph (b) of subsection (iii) below). If the Holder shall not exercise all or any part of the Warrants remaining unexercised prior to such Business Combination, such unexercised Warrants shall automatically become null and void upon the occurrence of any such Business Combination, and of no further force and effect. The Common Stock issued pursuant to any such exercise shall be deemed to be issued and outstanding immediately prior to any such Business Combination, and shall be entitled to be treated as any other issued and outstanding share of Common Stock in connection with such Business Combination. If an election is not made by the Board of Directors of the Company pursuant to this subsection (ii) in connection with any Business Combination, then the provisions of subsection (i) hereof shall apply to such Business Combination.

(iii)  A "Change of Control" of the Company shall be deemed to have occurred upon the happening of any of the following events:

(a) the acquisition by any person, entity or group required to file (or which would be required to file if the Company had been subject to such provisions) a Schedule 13D or Schedule 14d-1 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any acquisition by any person entitled to file (or which would be entitled to file if the Company had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of the Company's then outstanding voting securities entitled to vote generally in the election of Directors (the "Outstanding Shares"); or

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(b) (x) the consummation of a merger, reorganization, or consolidation of the Company with any other entity, whether or not the Company is the surviving entity in such transaction, (y) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company, or (z) the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company (hereinafter, a "Business Combination").

Notwithstanding subsection (b) above, and other than in connection with a liquidation or dissolution of the Company referred to in subsection (b)(y) above, a Business Combination described in subsection (b) above shall not constitute a Change of Control if, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the Outstanding Shares of the entity resulting from such Business Combination (including without limitation, an entity which, as a result of such transactions, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), and (B) no person owns, directly or indirectly, 49% or more of the Outstanding Shares of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination.

e. Whenever the Warrant Price and number of shares of Common Stock subject to this Warrant is adjusted as herein provided, the Company shall promptly mail to the Holder a statement signed by an officer of the Company setting forth the adjusted Warrant Price and the number of shares of Common Stock subject to this Warrant, determined as so provided.

f. This form of Certificate need not be changed because of any adjustment which is required pursuant to this Section 6. However, the Company may at any time in its sole discretion (which shall be conclusive) make any change in the form of this Certificate that the Company may deem appropriate and that does not affect the substance hereof; and any Certificate thereafter issued, whether in exchange or substitution for this Certificate or otherwise, may be in the form as so changed.

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7. Reservation. There has been reserved, and the Company shall at all times keep reserved out of the authorized and unissued shares of Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the right of purchase represented by the Warrants. The Company agrees that all shares of Common Stock issued upon exercise of the Warrants shall be, at the time of delivery of the Certificates for such Common Stock, validly issued and outstanding, fully paid and non-assessable.

8. Fractional Shares. The Company shall not issue any fractional shares of Common Stock pursuant to any exercise of any Warrant and shall pay cash to Holder in lieu of any such fractional shares.

9. No Right. Holder shall not be entitled to any of the rights of a shareholder of the Company prior to the date of issuance of the Common Stock by the Company pursuant to an exercise of any Warrant.

10. Securities Laws. As a condition to the issuance of any Common Stock pursuant to the Warrants, the holder of such Common Stock shall execute and deliver such representations, warranties, and covenants, that may be required by applicable federal and state securities law, or that the Company determines is reasonably necessary in connection with the issuance of such Common Stock. In addition, the certificates representing the Common Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required by applicable Federal or state securities laws, or as shall be reasonably required by the Company or its transfer agent.

11. Transferability. Subject to compliance with applicable securities laws, the Warrants represented by this Certificate and this Certificate shall inure to the benefit of and be exercisable by Holder’s heirs, personal representatives, successors and assigns, and shall be fully assignable and transferable by Holder at any time and from time to time, including by will, intestacy or otherwise. Any such assignee or transferee shall be entitled to all the benefits hereof and shall be the holder hereof.

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12. Applicable Law and Venue. The Warrants and this Certificate shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be construed in accordance with the laws thereof regardless of its choice of law rules. Any legal suit, action, or proceeding whatsoever arising out of or in any way connected with this Warrant shall be commenced, filed, instituted, and brought solely and exclusively in the state or federal courts of the Commonwealth of Pennsylvania.

[Signature page follows]

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IN WITNESS WHEREOF, USA TECHNOLOGIES, INC., has executed and delivered this Warrant Certificate as of the date written below.

USA TECHNOLOGIES, INC.

Dated: March 29, 2016	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

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Appendix A

USA TECHNOLOGIES, INC.

100 Deerfield Lane, Suite 140

Malvern, PA 19355

Attn:	Stephen P. Herbert,

Chief Executive Officer

ELECTION TO PURCHASE

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the attached Warrant Certificate No._ of the Company. The undersigned desires to purchase ___ shares of Common Stock provided for therein and tenders herewith full payment of the Warrant Price for the shares of Common Stock being purchased, all in accordance with the Certificate. The undersigned requests that a Certificate representing such shares of Common Stock shall be issued to and registered in the name of, and delivered to, the undersigned at the address set forth in the attached certificate. If said number of shares of Common Stock shall not be all the shares purchasable under the Certificate, then a new Common Stock Warrant Certificate for the balance remaining of the shares of Common Stock purchasable shall be issued to and registered in the name of, and delivered to, the undersigned at the address set forth in the attached certificate.

Dated: ____________, 200_	Signature: